UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

October 10, 2018

(Date of earliest event reported)

WageWorks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35232	94-3351864
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1100 Park Place, 4th Floor San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

(650) 577-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Ismail Dawood as Chief Financial Officer

The Board of Directors (the “Board”) of WageWorks, Inc. (the “Company”) approved the appointment of Ismail (Izzy) Dawood as the Chief Financial Officer (“CFO”) of the Company, effective as of October 15, 2018 (the “Start Date”). Mr. Dawood has served as the Interim Chief Financial Officer (“Interim CFO”) and principal financial officer of the Company since April 9, 2018.

Prior to this role, Mr. Dawood has served as the Interim CFO and principal financial officer of the Company since April 9, 2018. Prior to his service as the Interim CFO of the Company, Mr. Dawood served as the Chief Financial Officer of Santander Consumer USA Holdings Inc. from December 16, 2015 to September 29, 2017. Prior to joining Santander Consumer USA Holdings Inc., Mr. Dawood served as Executive Vice President and Chief Financial Officer of the Investment Services division of The Bank of New York Mellon Corporation (BNY Mellon) beginning in April 2013; he served as Executive Vice President and Director of Investor Relations and Financial Planning and Analysis of BNY Mellon from June 2009 to March 2013 and as Senior Vice President and Global Head of Corporate Development and Strategy of BNY Mellon from November 2006 to May 2009. Prior to his tenure at BNY Mellon, he also served in various senior roles at Wachovia Corporation, where he was employed from 1994 to 2006, including Managing Director of Structured Treasury Activities and Managing Director of Corporate Development. He serves as a Member of the Advisory Board of Promontory Interfinancial Network, LLC. Mr. Dawood has an MBA in Finance from Wharton School of Business and a BS in Finance from St. John’s University and is a CFA (Chartered Financial Analyst).

In connection with Mr. Dawood’s appointment as CFO, Mr. Dawood entered into an employment offer letter with the Company dated October 10, 2018 (the “Dawood Offer Letter”). Under the Dawood Offer Letter, Mr. Dawood will be paid a base salary at the annualized rate of $400,000 and will be eligible to receive a cash bonus at a target amount of 75% of Mr. Dawood’s base salary, pro-rated based upon the number of months during the year that he is eligible to participate under the terms of the bonus plan to be established by the Company. Mr. Dawood will also receive a one-time cash signing bonus of $100,000, payable in a lump sum on the Start Date. Subject to the approval of the compensation committee of the Company’s Board of Directors (the “Compensation Committee”) following the Company’s next filing of a registration statement on Form S-8, Mr. Dawood will receive equity awards consisting of (1) a grant of an option to purchase 76,878 shares of the Company’s common stock (the “Option”) and (2) a grant of 29,976 restricted stock units covering shares of the Company’s common stock (the “RSU Award”) (each, an “Equity Award”). The Option shall vest as to 25% of the shares subject to the Option on the one-year anniversary of his Start Date and an additional 1/48th of the total shares subject to the Option on each of the 36 succeeding months thereafter. The RSU Award shall vest in annual installments on each of the four anniversaries of his Start Date. Vesting of the Equity Awards is subject to him remaining in service with the Company. In addition, Mr. Dawood will be eligible to receive severance and change of control benefits upon certain qualifying terminations of his employment on the terms and conditions to be approved by the Compensation Committee. The foregoing description of Mr. Dawood’s employment offer letter does not purport to be complete and is qualified in its entirety by reference to the full text of the letter.

There are no family relationships between Mr. Dawood and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Dawood that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Dawood and any other persons pursuant to which he was selected as CFO.

Further, in connection with Mr. Dawood’s appointment as CFO, the Company’s agreement with Tatum, a Randstad Company, which provided for the engagement of Mr. Dawood as an engagement consultant and Interim CFO (“Tatum Agreement”) of the Company, was terminated. Mr. Dawood will not receive a completion bonus of $200,000 pursuant to the Tatum Agreement, which payment was contingent upon Mr. Dawood not being appointed the Company’s permanent CFO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

WageWorks, Inc.

Dated: October 15, 2018	By:	/s/ Edgar O. Montes
Name: Edgar O. Montes
Title: Chief Executive Officer